Exhibit 10.61

Written description of oral agreement between Beijing Pypo Technology Group Company

Limited and Beijing Zhiyang East Investment Consulting Co., Ltd.

As of March 31, 2005, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, had a payable balance of approximately $1.2 million to Beijing Zhiyang East Investment Consulting Co., Ltd., or Zhiyang East, a company controlled by Mr. Kuo Zhang, for cash advances to it. In fiscal 2006, Pypo Beijing received approximately $3.3 million of cash advances from Zhiyang East and repaid approximately $4.7 million of cash advances to Zhiyang East. In fiscal 2007, Pypo Beijing received approximately $1.1 million of cash advances from Zhiyang East and provided approximately $2.6 million of cash advances to Zhiyang East. The advances were unsecured, interest-free obligations and were provided to meet the short-term working capital requirements of Pypo Beijing and Zhiyang East. In July 2007, Zhiyang East repaid the outstanding balance of these cash advances of approximately $1.6 million.